UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

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Date of Report: February 23, 2006

MIVA, Inc.
(Exact Name of Registrant as specified in its charter)

Delaware	0-30428	88-0348835
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

5220 Summerlin Commons Boulevard
Fort Myers, Florida 33907
(239) 561-7229
(Address, including zip code, and telephone number
including area code of Registrant’s
principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

     On February 23, 2006, MIVA Direct, Inc., a wholly-owned subsidiary of MIVA, Inc. (the “Company”), entered into a Lease Modification and Extension Agreement to that certain Agreement of Lease dated February 29, 2000 (as previously amended on August 8, 2000) (the “Lease”), with The Rector, Church-Wardens and Vestrymen of Trinity Church in the City of New York, a religious corporation in the State of New York (the “Lease Amendment”), pursuant to which MIVA Direct will continue to lease approximately 12,375 square feet of office space located at 143 Varick Street in New York City, while surrendering the remaining 19,687 square feet of office space it had leased in that same building pursuant to the Lease. The Lease Amendment has an effective date of February 1, 2006 and expires on January 31, 2016. The Lease Amendment provides for monthly cash lease payments of $35,062.50 as well as a pro rata portion of applicable cash taxes, charges and other customary expenses. The new monthly cash lease payments replace existing monthly cash lease payments of $107,646 and applicable cash taxes, charges and other customary expenses for the larger space that would have been payable through February 28, 2007, a cash savings of approximately $943,585.50 plus a pro rata adjustment to the applicable cash taxes, charges and other customary expenses that would have otherwise been payable through the end of the original term of the Lease.

     A copy of the Lease is attached hereto as Exhibit 10.1 and incorporated herein by reference. A copy of the Lease Amendment is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits.

     (c) Exhibits.

     Exhibit No.                    Description

10.1	Lease dated February 29, 2000 by and between MIVA Direct, Inc. (formerly Comet Systems, Inc.) and The Rector, Church-Wardens and Vestrymen of Trinity Church in the City of New York, a religious corporation in the State of New York, including the previous amendment dated August 8, 2000.

10.2	Lease Modification and Extension Agreement by and between MIVA Direct, Inc. and The Rector, Church-Wardens and Vestrymen of Trinity Church in the City of New York dated February 23, 2006.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIVA, Inc.

Date: March 1, 2006	By:	/s/ Craig A. Pisaris-Henderson
Craig A. Pisaris-Henderson Chairman and Chief Executive Officer